                                                                       EXHIBIT G

                                                             [Execution Version]

                      SUPPLEMENTAL SHARE TRANSFER AGREEMENT

         THIS SUPPLEMENTAL SHARE TRANSFER AGREEMENT (this "Supplemental Agreement"), dated as of August 19, 2003 (the "Execution Date"), is made by and among SFMT-RUSNET, INC., a corporation duly organized and validly existing under the laws of the State of Delaware, USA ("Buyer's Designee"), MR. ALEXANDER V. KOZHANOV, a citizen of the Russian Federation ("Seller's Designee"), and NYE TELENOR EAST INVEST AS, a corporation duly organized and validly existing under the laws of Norway ("Nye Telenor"). (Nye Telenor, Buyer's Designee and Seller's Designee are referred to collectively as the "Parties", and each individually as a "Party").

                              W I T N E S S E T H :

         WHEREAS:

         (A) Golden Telecom, Inc., a Delaware corporation ("GTI"), and SFMT-CIS, Inc., a Delaware corporation ("SFMT-CIS"), each affiliated with the Buyer's Designee, have entered into that certain Share Exchange Agreement, dated of even date herewith (the "Share Exchange Agreement"), with Nye Telenor pursuant to which all of the issued and outstanding shares of capital stock of OAO Comincom, an open joint stock company duly registered and validly existing under the laws of the Russian Federation (the "Company"), except for the five
(5) shares of the Company's common stock owned as of the date hereof by the Seller's Designee (the "Supplemental Shares"), are to be acquired by and transferred to SFMT-CIS;

         (B) On June 17, 2003, Seller's Designee entered into a Share Purchase Agreement with Nye Telenor in respect of all of the outstanding shares of capital stock owned by the Seller's Designee (the "Kozhanov Purchase Agreement"), a copy of which is attached hereto as Exhibit A;

         (C) In furtherance of the transactions envisioned by the Share Exchange Agreement, the Seller's Designee and Nye Telenor entered into a letter agreement, dated June 17, 2003 (the "Kozhanov Letter Agreement", and together with the Kozhanov Purchase Agreement, the "Kozhanov Agreements"), a copy of which is attached hereto as Exhibit B, pursuant to which it was agreed that the Seller's Designee would retain legal ownership of the Supplemental Shares and continue to remain as the duly registered owner thereof in the shareholders' register of the Company until such time as the Seller's Designee has executed a share transfer order in favor of GTI or an affiliated entity thereof for the transfer of the Supplemental Shares pursuant to the instructions of Nye Telenor;

         (D) Under Article 10.2 of the Russian Federal Law No. 208-FZ "On Joint Stock Companies", the Company must have at least two shareholders as it directly owns, inter alia, 100% of the issued and outstanding shares in OAO Combellga, a Russian closed joint stock company, and in order to comply with this requirement of Russian law, the parties to the Share Exchange Agreement, together with the Buyer's Designee and the Seller's Designee, have agreed that in furtherance of the transactions contemplated by the Share Exchange Agreement, the Supplemental Shares shall be transferred to the Buyer's Designee in accordance with this Supplemental Agreement;

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         (E)      Nye Telenor, in consideration of the shares of GTI's common stock being delivered to Nye Telenor pursuant to the Share Exchange Agreement, wishes to instruct the Seller's Designee that prior to the Closing (as defined in the Share Exchange Agreement), the Seller's Designee shall execute a share transfer order for the Supplemental Shares in favor of Buyer's Designee such that, as of the Closing, the Buyer's Designee shall be duly registered as the sole and exclusive legal, record and beneficial owner of the Supplemental Shares; and

         (F) It is one of the conditions precedent to the Closing under the Share Exchange Agreement that this Supplemental Agreement be entered into by all of the Parties;

         NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements hereinafter contained, the Parties agree as follows:

         1. Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to such terms in the Share Exchange Agreement.

         2. Instructions to Seller's Designee. (a) As required by the terms of the Kozhanov Letter Agreement and in consideration of the GTI Shares to be issued to Nye Telenor pursuant to the terms of the Share Exchange Agreement, Nye Telenor hereby instructs the Seller's Designee to execute and deliver a share transfer order (the "Supplemental Share Transfer Order") to the Shareholders' Registrar ordering the re-registration of the Supplemental Shares into the name of the Buyer's Designee in the Shareholders' Register. The Supplemental Share Transfer Order shall be delivered to the Shareholder's Registrar simultaneously with the delivery of the Share Transfer Order to be executed by Nye Telenor and delivered to the Shareholder's Registrar in accordance with the terms of the Share Exchange Agreement with the effect that, as of the Closing, the Buyer's Designee shall be duly registered as the sole and exclusive legal, record and beneficial owner of the Supplemental Shares.

         (b) In furtherance of the obligations of the Seller's Designee under the Kozhanov Agreements and in exchange for the consideration paid thereunder, the Seller's Designee hereby covenants and agrees with the other Parties to take all steps necessary to deliver the Supplemental Share Transfer Order in accordance with the terms hereof, which Supplemental Share Transfer Order shall be similar in form and substance to the Share Transfer Order to be delivered by Nye Telenor pursuant to the Share Exchange Agreement, and to execute and deliver (or cause to be delivered) all documents and instruments in form reasonably satisfactory to Buyer's Designee as may be required under applicable Law, including the Laws of the Russian Federation, or reasonably necessary in the opinion of Buyer's Designee, in order for the transfer from the Seller's Designee to the Buyer's Designee of full and exclusive ownership rights to the Supplemental Shares to occur on the Closing Date.

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         3.       Acknowledgement of Payment, No Further Claims and Assignment
of Rights.

         (a) The Seller's Designee covenants and agrees with the Buyer's Designee that (i) pursuant to the Kozhanov Purchase Agreement and subject to the terms thereof, he has received payment in full for the Supplemental Shares in accordance with the Laws of the Russian Federation and has no further claim for payment of any amount, or receipt of any other consideration, from the Buyer's Designee, and (ii) in connection with, or subsequent to, the transfer of the Supplemental Shares to the Buyer's Designee, the Buyer's Designee shall not be obligated to make any payment or take any action to or for the benefit of the Seller's Designee (contingent or otherwise) relating to the Supplemental Shares (other than as expressly provided for under this Supplemental Agreement).

         (b) Nye Telenor covenants and agrees that (i) it is issuing the instruction to the Seller's Designee set forth in Section 2 above in furtherance of the transactions contemplated by the Share Exchange Agreement, (ii) concurrently with the transfer of legal ownership to the Supplemental Shares from the Seller's Designee to the Buyer's Designee, and re-registration thereof in the name of the Buyer's Designee in the Shareholders' Register of the Company, as contemplated hereby and by the Share Exchange Agreement, Nye Telenor shall be deemed to have assigned, transferred and conveyed the entirety of its rights, title and interest in and to the Supplemental Shares to the Buyer's Designee, and (iii) the Buyer's Designee is, and shall remain, under no obligation to make any payment or take any action to or for the benefit of Nye Telenor (contingent or otherwise) relating to the Supplemental Shares (other than as expressly provided for under this Supplemental Agreement).

         4. Representations and Warranties of Seller's Designee. The Seller's Designee hereby represents and warrants to the Buyer's Designee as follows:

         (a) Authorization. Seller's Designee is a citizen of the Russian Federation with full mental and legal capacity and authority to execute and deliver this Supplemental Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. Seller's Designee affirms that he is entering into this Supplemental Agreement of his own volition. The spouse of the Seller's Designee has fully consented to the maximum extent permissible under the Laws of the Russian Federation to the transactions contemplated by the Kozhanov Agreements, and any such consent is currently valid and in full force and effect and has not been withdrawn or otherwise repudiated. As promptly as practicable after the date hereof, but in any event prior to the transfer of the Supplemental Shares, the Seller's Designee agrees to cause his spouse to deliver such additional written consent as may be requested by the Buyer's Designee in respect of the transactions contemplated hereby.

         (b) Due Authorization; Binding Obligation. This Supplemental Agreement has been duly and validly executed and delivered by the Seller's Designee. This Supplemental Agreement constitutes the valid and binding obligations of Seller's Designee, enforceable against Seller's Designee in accordance with its terms.

         (c) Non-Contravention. The execution, delivery and performance of this Supplemental Agreement, and the consummation of the transactions contemplated hereby,

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do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination under any of the terms, conditions or provisions of (1) the Charter or other charter documents or by-laws or other constitutive documents of the Company, or (2) any covenant, agreement or understanding to which Seller's Designee or the Company is a party or by which the property or assets of Seller's Designee or the Company are bound, or (3) any Law in respect of which the Seller's Designee or the Company is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Seller's Designee to consummate the transactions contemplated hereby.

         (d) Ownership of the Supplemental Shares. As of the Execution Date, Seller's Designee is the legal and record owner of the Supplemental Shares and shall remain the legal and record owner of the Supplemental Shares until the consummation of the transfer of the Supplemental Shares on or prior to the Closing Date (as determined in accordance with the terms and conditions of the Share Exchange Agreement). Seller's Designee is duly reflected as the registered owner of the Supplemental Shares in the Shareholders' Register and such ownership is free and clear of any Liens. Upon transfer of the Supplemental Shares on or prior to the Closing Date, Seller's Designee will convey to Buyer's Designee all of its rights, title and interest in and to the Supplemental Shares, and as of the Closing Date, the Buyer's Designee shall be the sole and exclusive owner of the Supplemental Shares free and clear of any Liens other than those Liens or rights created or caused by Buyer's Designee.

         (e) Legal Proceedings. (i) There are no Actions pending or, to the best knowledge of Seller's Designee, threatened against, relating to or affecting Seller's Designee and/or the Supplemental Shares which may result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the transfer of the Supplemental Shares to Buyer's Designee as contemplated by this Supplemental Agreement, or any of the other transactions contemplated by the Share Exchange Agreement or any of the other Related Agreements; and

         (ii) To the best knowledge of Seller's Designee, no facts or circumstances exist that may give rise to any Action that would be required to be disclosed pursuant to paragraph (i) above.

         5. Representations and Warranties of Buyer's Designee. The Buyer's Designee hereby represents and warrants to the Seller's Designee as follows:

         (a) Authorization. Buyer's Designee is a corporation duly organized and validly existing under the Laws of the State of Delaware, with full power and authority to execute and deliver this Supplemental Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

         (b) Due Authorization; Binding Obligation. The execution, delivery and performance by Buyer's Designee of this Supplemental Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Buyer's Designee. This Supplemental Agreement has been duly and validly executed and delivered by Buyer's Designee. This Supplemental

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Agreement constitutes the valid and binding obligation of Buyer's Designee, enforceable against Buyer's Designee in accordance with its terms, subject to the qualification, however, that the enforcement of the rights and remedies created hereby is subject to bankruptcy and other similar laws of general application relating to or affecting the rights and remedies of creditors and by general principles of equity (whether applied by a court of law or equity) and that the availability of the remedy of specific enforcement or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         (c) Non-Contravention. The execution, delivery and performance of this Supplemental Agreement, and the consummation of the transactions contemplated hereby, do not and will not, with or without the giving of notice or the lapse of time, or both, violate, conflict with, result in the breach of or constitute a default under, or give rise to any right of termination under any of the terms, conditions or provisions of (1) the charter documents or by-laws or other constitutive documents of the Buyer's Designee, or (2) any covenant, agreement or understanding to which Buyer's Designee is a party or by which the property or assets of Buyer's Designee are bound, or (3) any Law in respect of which the Buyer's Designee is subject, other than, in the case of clauses (2) and (3) above, any such items that, individually or in the aggregate, would not have a material adverse effect on the ability of Buyer's Designee to consummate the transactions contemplated hereby.

         (d) Legal Proceedings. (i) There are no Actions pending or, to the best knowledge of Buyer's Designee, threatened against, relating to or affecting Buyer's Designee which may result in the issuance of an order restraining, enjoining or otherwise prohibiting or making illegal the transfer of the Supplemental Shares to Buyer's Designee as contemplated by this Supplemental Agreement, or any of the other transactions contemplated by the Share Exchange Agreement or any of the other Related Agreements; and

         (ii) To the best knowledge of Buyer's Designee, no facts or circumstances exist that may give rise to any Action that would be required to be disclosed pursuant to paragraph (i) above.

         6. Representations and Warranties of Telenor. The representations and warranties of Nye Telenor set forth in Sections 3.1 through 3.5 of the Share Exchange Agreement solely as they relate to this Supplemental Agreement are deemed to be incorporated in this Supplemental Agreement as if set out in full herein and made in favor of the Buyer's Designee.

         7.       Further Assurances.

         (a) Governmental Approvals. Each of Seller's Designee and Buyer's Designee agrees to use its reasonable best efforts to comply promptly with all requests or requirements which applicable Law or any Governmental Entity may impose on them with respect to the transactions which are the subject of this Supplemental Agreement. The reasonable best efforts of Seller's Designee and Buyer's Designee shall include, but shall not be limited to, a good faith response, in cooperation with one another, to all requests for information, documentary or otherwise, by any Governmental Entity; provided, however, that neither the Buyer's Designee nor any of its Affiliates shall be required to divest any

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operations, assets or business in connection with the receipt of clearance of the transactions contemplated hereunder.

         (b) Confidentiality. (i) Seller's Designee agrees to keep confidential all information related to this Supplemental Agreement and shall not disclose such information to any third party unless the prior written consent of Buyer's Designee has been obtained (which consent may be withheld at its sole discretion), unless he is legally mandated to do so, and in such case only to the extent necessary to fulfill such legal requirement.

         (ii) None of the Parties shall make any press release or public announcement with respect to the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto, except in each case as may be required by law or regulations of securities exchanges. Approvals under this Section 7(b) shall not be unreasonably withheld or delayed.

         (c) Best Efforts; Execution of Additional Documents. (i) Subject to the terms and conditions of this Supplemental Agreement, each Party shall use its reasonable best efforts to cause the transactions contemplated hereby to be consummated at the Closing.

         (ii) Without further consideration, within a reasonable period of time after the Closing, as and when requested by any Party, each Party shall execute and deliver, or cause to be executed and delivered, to the other Party or Parties all such documents and instruments, and shall take, or cause to be taken, all such other actions, as the first Party may reasonably deem necessary or desirable to evidence the consummation of the transactions contemplated by this Supplemental Agreement and carry out any post-closing matters provided for hereunder.

         (d) Cooperation in Defense of Action. In the event that on or before the Closing Date, Seller's Designee shall become aware that the Company, any Company Subsidiary or any of the Supplemental Shares are threatened by, subject to or are liable to be subject to an Action, Seller's Designee agrees to promptly notify Buyer's Designee and to cooperate fully and in good faith with Buyer's Designee and its Affiliates in defending against or bringing a counterclaim in respect of such Action. In such event, Seller's Designee further agrees to take all necessary steps in furtherance of defending the Company, any Company Subsidiary or the Supplemental Shares or bringing a counterclaim in respect of such Action.

         (e) No Encumbrances. Seller's Designee agrees not to sell, assign, transfer, pledge, create any encumbrance on, or otherwise dispose of, or grant any option to sell, assign, transfer or otherwise dispose of, any of the Supplemental Shares to or for the benefit of any Person other than the Buyer's Designee. Nye Telenor agrees not to sell, assign, transfer, pledge, create any encumbrance on, or otherwise dispose of, or grant any option to sell, assign, transfer or otherwise dispose of, any of its rights, title and interest in the Supplemental Shares to or for the benefit of any Person other than the Buyer's Designee.

         (f) Foreign Corrupt Practices Act. The Parties represent and acknowledge that certain applicable Laws of both the Russian Federation and of the United States of

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America shall apply to the transactions contemplated by this Supplemental
Agreement. Each Party represents that it is familiar with the Foreign Corrupt Practices Act of 1977, as amended (the "Act"), and, in particular, with the provisions of the Act which prohibit the payment or giving anything of value either directly or indirectly by a representative of a company formed in a jurisdiction of the United States of America to an official of a foreign government (including political party officials and candidates for public office) for the purpose of influencing an act or decision in his or her official capacity, or inducing him or her to use his or her influence with the foreign government or any Governmental Entity thereof, to assist a company in obtaining or retaining business for or with, or directing business, to any Person.

         8.       Termination

         (a) Automatic Termination. This Agreement shall terminate without any further action of any of the Parties hereto in the event that the Share Exchange Agreement is terminated in accordance with the terms and conditions thereof.

         (b) Effect of Termination. If this Supplemental Agreement is validly terminated pursuant to the terms hereof, this Supplemental Agreement will forthwith become null and void, and there shall be no further liability or obligation on the part of any Party (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), provided, that the provisions with respect to expenses in Section 10(i) and confidentiality in Section 7(b) will continue to apply following any such termination.

         9. Indemnification. Subject to the limitations and exceptions contained in Section 9.1 of the Share Exchange Agreement and Section 10(d) hereof, Nye Telenor will indemnify, defend, save and hold Buyer's Designee and its Affiliates (including after the Closing, the Company and any Company Subsidiary) and any of its and their respective directors, officers, employees or agents (the "Buyer's Affiliates") harmless from and against any and all damage, liability, loss, penalty, expense, assessment, judgment or deficiency of any nature whatsoever (including, without limitation, reasonable attorneys' fees and expenses, consultants' and investigators' fees and expenses and other costs and expenses incident to any suit, action or proceeding) actually incurred or sustained by Buyer's Designee or any Buyer's Affiliate which shall arise out of or result from (a) any breach of any representation and warranty given or made by Seller's Designee in Section 4 herein or in any certificate delivered under this Supplemental Agreement, or (b) the noncompliance with or nonperformance of any agreement, obligation or covenant of Seller's Designee under this Supplemental Agreement.

         10.      Miscellaneous.

         (a) Severability. It is expressly understood and agreed that any condition or provision of this Supplemental Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the enforceability of the remaining terms and provisions hereof nor shall it affect the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

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         (b)      Integration. This Supplemental Agreement (including the
Exhibits attached hereto), together with the Share Exchange Agreement, constitutes the entire agreement and understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

         (c) Assignment. This Supplemental Agreement shall be binding upon, and inure to the benefit of, the Parties hereto and their respective successors and permitted assigns. This Supplemental Agreement may not be assigned by any of the Parties without the prior written consent of each of the other Parties hereto.

         (d) Survival. The representations and warranties set forth in this Agreement are deemed repeated on each of the Execution Date and the Closing Date under the Share Exchange Agreement (unless specific dates are otherwise indicated in the text of such provisions and taking into account all of the facts and circumstances existing as of such dates). All representations and warranties contained in this Supplemental Agreement will be deemed to be representations and warranties under this Supplemental Agreement as to the matters covered thereby. The representations, warranties and covenants set forth in this Supplemental Agreement shall survive the Closing Date, and the liability for breach of any representations and warranties (other than breach of the representations and warranties in Section 4(d)) shall survive for a period of eighteen (18) months following the Closing Date, and the liability for breach of the representations and warranties in Section 4(d) shall survive for a period of two (2) years following the Closing Date; provided, that if at end of the relevant survival period any Action is ongoing with respect to the breach of a representation or warranty, the validity of which would otherwise have expired, then the applicable survival period solely with respect to the disputed representation or warranty shall be automatically extended until the Action is fully and finally resolved.

         (e) Counterparts. This Supplemental Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         (f)      Headings; Construction Rules. In this Supplemental Agreement,
(a) the headings are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement; (b) the words "herein", "hereby", "hereunder", "hereof" and other equivalent words shall refer to this Supplemental Agreement as an entirety and not solely to the particular portion of this Supplemental Agreement in which any such word is used; and (c) any references herein to a particular Section or Exhibit means a Section of, or an Exhibit to, this Supplemental Agreement unless another agreement is specified.

         (g) Waiver; Requirement of Writing. This Supplemental Agreement cannot be changed or any performance, term or condition waived in whole or in part except by a writing signed by the Party against whom enforcement of the change or waiver is sought. Other than with respect to receipt of any Authorization required under applicable Law, any term or condition of this Supplemental Agreement may be waived at any time by the Party hereto entitled to the benefit thereof. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

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         (h)      Finder's Fees; Brokers. Each of the Parties hereby represents and warrants that there are no claims (or any basis for any claims) for brokerage commissions, finder's fees or like payments in connection with this Supplemental Agreement or the transactions contemplated hereby resulting from any action taken by it or on its behalf. Each Party agrees to indemnify and hold harmless the other Parties hereto with respect to their respective representations and warranties set forth in this Section 10(h).

         (i) Expenses. Each of the Parties hereto shall pay, without right of reimbursement (except for the rights of indemnification provided in Section
9) from another Party or from the Company, its own costs, Taxes as well as all the costs incurred by it incident to the preparation, execution and delivery of this Supplemental Agreement and the performance of its obligations hereunder, whether or not the transactions contemplated by this Supplemental Agreement shall be consummated.

         11. Notices. Any notice, request, consent, waiver or other communication required or permitted hereunder shall be effective only if it is in writing and personally delivered or sent by facsimile or sent, postage prepaid, by registered or certified mail, return receipt requested, or by recognized overnight courier service, postage or other charges prepaid, and shall be deemed given when so delivered by hand or facsimile, or when received if sent by mail or by courier, as follows:

                  IF TO BUYER'S DESIGNEE:

                  SFMT-Rusnet, Inc.
                  4400 MacArthur Blvd.,
                  N.W. Suite 200
                  Washington DC 20007

                  Facsimile No.: +1 (202) 332-4877

                  Attention: General Counsel

         with a copy to:

                  Representation Office of Golden TeleServices, Inc. 1 Kozhevnichesky Proezd
                  2nd Floor
                  Moscow 115114
                  Russian Federation

                  Facsimile No.: +7 (095) 797 9331
                  Attention: General Counsel

         and to:

                  Chadbourne & Parke LLP
                  30 Rockefeller Plaza
                  New York, New York  10112
                  United States of America

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                  Attention:  Laura M. Brank
                  Fax:  1 (212) 541-5369

                  IF TO SELLER'S DESIGNEE:

                  Alexander V. Kozhanov
                  OAO "Comincom"
                  Ulitsa Mitnaya 3
                  entrance 2, 14th Floor
                  117049 Moscow
                  Russia

                  Facsimile No.: +7 095 239 1474
                  Attention: Alexander V. Kozhanov

         with a copy to:

                  Coudert Brothers LLP
                  60 Cannon Street
                  London EC4N 6JP

                  Facsimile No.: +44 (207) 248 3001
                  Attention: Peter O'Driscoll

                  IF TO TELENOR:

                  Nye Telenor East Invest AS
                  Snaroyveien 30
                  N1331 Fornebu
                  Norway

                  Facsimile No.: +47 678 92434
                  Attention: Kjell Morten Johnsen

         with a copy to:

                  Advokatene i Telenor
                  Snaroyveien 30
                  N1331 Fornebu
                  Norway

                  Facsimile No.: +47 67 89 2432
                  Attention: Bjorn Hogstad

         and to:

                  Coudert Brothers LLP
                  60 Cannon Street

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                  London EC4N 6JP

                  Facsimile No.: +44 (207) 248 3001
                  Attention: Peter O'Driscoll

or such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

         12.      Applicable Law and Dispute Resolution.

         (a)      Applicable Law.

         This Supplemental Agreement will be construed and interpreted in accordance with and governed by the laws of the State of New York, United States of America.

         (b)      Dispute Resolution.

         (i) Any dispute, controversy or claim arising out of or relating to this Supplemental Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules then in force (the "Rules") by a panel of three (3) arbitrators in accordance with the following terms and conditions:

                  (1) In the event of any conflict between the Rules and the provisions of this Supplemental Agreement, the provisions of this Supplemental Agreement shall prevail.

                  (2) The place of the arbitration shall be New York, New York, United States of America.

                  (3) Where there is only one claimant party and one respondent party, each shall appoint one arbitrator in accordance with the Rules, and the two arbitrators so appointed shall appoint the third (and presiding) arbitrator in accordance with the Rules within thirty
         (30) days from the appointment of the second arbitrator. In the event of an inability to agree on a third arbitrator, the appointing authority shall be the International Court of Arbitration of the International Chamber of Commerce, acting in accordance with such rules as it may adopt for this purpose. Where there is more than one claimant party, or more than one respondent party, all claimants and/or all respondents shall attempt to agree on their respective appointment(s). In the event that all claimants and all respondents cannot agree upon their respective appointment(s) within thirty (30) Business Days of the date of the notice of arbitration, all appointments shall be made by the Chairman of the International Court of Arbitration of the International Chamber of Commerce.

                  (4) The English language shall be used as the written and spoken language for the arbitration and all matters connected to the arbitration.

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                  (5)      The arbitrators shall have the power to grant any
         remedy or relief that they deem just and equitable and that is in accordance with the terms of this Supplemental Agreement, including specific performance, and including, but not limited to, injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

                  (6) The award of the arbitrators shall be final and binding on the Parties.

                  (7) The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the person and assets of the losing party in any competent jurisdiction.

         (ii) Except for arbitration proceedings pursuant to Section 12(b)(i), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Supplemental Agreement.

         (iii) Each Party irrevocably appoints CT Corporation System, located on the date hereof at 111 Eighth Avenue, 13th Floor, New York, New York 10011, USA, as its true and lawful agent and attorney to accept and acknowledge service of any and all process against it in any judicial action, suit or proceeding permitted by this Section 12(iii), with the same effect as if such Party were a resident of the State of New York and had been lawfully served with such process in such jurisdiction, and waives all claims of error by reason of such service, provided that the Party effecting such service shall also deliver a copy thereof on the date of such service to the other Parties by facsimile as specified in
Section 11. Each Party will enter into such agreements with such agent as may be necessary to constitute and continue the appointment of such agent hereunder. In the event that any such agent and attorney resigns or otherwise becomes incapable of acting, the affected Party will appoint a successor agent and attorney in New York reasonably satisfactory to each other party, with like powers. Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 12(iii) and shall not be deemed to be a general submission to the jurisdiction of said courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum. Nothing herein shall affect the right of any Party to serve process

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

in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction in a manner not inconsistent with this Section 12(iii).

         (iv) Each Party hereby represents and acknowledges that it is acting solely in its commercial capacity in executing and delivering this Supplemental Agreement and in performing its obligations hereunder, and each such Party hereby irrevocably waives with respect to all disputes, claims, controversies and all other matters of any nature whatsoever that may arise under or in connection with this Supplemental Agreement and any other document or instrument contemplated hereby, all immunity it may otherwise have as a sovereign, quasi-sovereign or state-owned entity (or similar entity) from any and all proceedings (whether legal, equitable, arbitral, administrative or otherwise), attachment of assets, and enforceability of judicial or arbitral awards.

         13. No Insider Trading. If any Party obtains material, nonpublic information about another Party or any of its Affiliates, businesses, subsidiaries or ventures in the course of the transaction contemplated by this Supplemental Agreement, the Party in receipt of such information (the "Recipient") agrees that neither the Recipient nor its representatives will trade, and that the Recipient will undertake reasonable precautions to disallow its representatives from trading, in the other Party's securities (or the securities of any Affiliate of another Party) during such time as such information is material and nonpublic.

         14. No Third-Party Beneficiaries. Nothing in this Supplemental Agreement will be construed as giving any Person, other than the Parties hereto and, as provided in Section 9, the Buyer's Affiliates, their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Supplemental Agreement or any provision hereof

                            [SIGNATURE PAGE FOLLOWS]

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

         IN WITNESS WHEREOF, this Supplemental Share Transfer Agreement has been validly executed and delivered by the duly authorized representatives of the Parties as of the Execution Date.

MR. ALEXANDER V. KOZHANOV             SFMT-RUSNET, INC.

/s/ Alexander V. Kozhanov             By: /s/ David Stewart
---------------------------               -----------------
                                          Name: David Stewart
                                          Title: Chief Financial Officer

NYE TELENOR EAST INVEST AS

By: /s/ Kjell Morten Johnsen
    --------------------------
    Name: Kjell Morten Johnsen
    Title: Attorney-in-Fact

                                       14